Exhibit 10.3

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of February 26, 2010 by and among Healthcare Technology Acquisition, Inc., a Delaware corporation (“Merger Sub”), Healthcare Technology Intermediate, Inc. (“Intermediate”), Healthcare Technology Intermediate Holdings, Inc. (together with Intermediate, “Intermediate Holdings”), Healthcare Technology Holdings, Inc., a Delaware corporation (“Parent”, and together with Merger Sub and Intermediate Holdings, the “Companies”), TPG Capital, L.P. (“TPG”), TPG Growth, LLC (“TPG Growth”), CPP Investment Board Private Holdings Inc. (“CPPIB”) and Leonard Green & Partners, L.P. (“LGP” and, together with TPG, TPG Growth and CPPIB, the “Managers”).

WHEREAS, Parent, Merger Sub and IMS Health Incorporated, a Delaware corporation (“IMS”), entered into an Agreement and Plan of Merger, dated as of November 5, 2009 (as amended from time to time, the “Merger Agreement”);

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into IMS, with IMS as the surviving corporation (the “Merger”);

WHEREAS, the Companies wish to retain the Managers to provide certain management, advisory and consulting services to the Companies, and the Managers are willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Each Manager hereby severally agrees that, during the term of this Agreement (the “Term”), it will provide to the Companies, to the extent requested by the Companies and mutually agreed by the Companies and such Manager, by and through itself and/or such Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as such Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies. Such management, advisory and consulting services shall include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies and/or their respective subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as such Manager and the Companies may from time to time agree in writing.

Each of the Managers or their respective Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as such Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by any Manager or Manager Designee on a weekly, monthly, annual or other basis. The Companies acknowledge that each of the Manager’s or Manager Designee’s services are not exclusive to the Companies or their respective subsidiaries and that each Manager and Manager Designee may render similar services to other persons and entities. The Managers and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Managers and the Manager Designees under this Agreement; provided that any such engagement will be made pursuant to the terms of the Shareholders’ Agreement, dated as of February 26, 2010, among the Companies, affiliates of the Managers and certain other parties (as may be amended from time to time, the “Shareholders’ Agreement”). In providing services to the Companies or their respective subsidiaries, the Managers and Manager Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) On the date hereof, the Companies, jointly and severally, will pay to the Managers (or their respective Manager Designees) an aggregate transaction fee (the “Transaction Fee”) equal to $60,000,000.00. The Transaction Fee will be divided among the Managers as follows: (i) TPG will be entitled to 62.85%; (ii) TPG Growth will be entitled to 0.54%; (iii) LGP will be entitled to 6.27%; and (iv) CPPIB will be entitled to 30.34%. In addition to the Transaction Fee, on the date hereof, the Companies will pay to the Managers (or their respective Manager Designees), an amount equal to all out-of pocket expenses incurred by or on behalf of each Manager or their respective affiliates, including, without limitation, (i) the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors that may have been retained by such Manager or its respective affiliates and (ii) any fees (including any financing fees) related to the Merger incurred by such Manager or its respective affiliates (all such fees and expenses, in the aggregate, the “Covered Costs”).

(b) During the Term, the Companies, jointly and severally, will pay to the Managers (or their respective Manager Designees) an aggregate annual Monitoring Fee (the “Monitoring Fee”) equal to $7,500,000.00 as compensation for the services provided by the Managers or the Manager Designees under this Agreement, such fee being payable by the Companies quarterly in advance; provided that the Monitoring Fee payable in respect of the period from the date hereof through the end of the first calendar quarter of 2010 shall be payable on the date hereof and shall be pro-rated based on the number of days in such period.

(c) During the Term, the Managers (or their respective Manager Designees) will advise the Companies in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition and spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and the Companies will pay to the Managers (or their respective Manager Designees) an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the respective Managers may specify to the Companies in writing prior to such payment. Each payment made pursuant to this Section 2 (other than the Transaction Fee and Covered Costs) shall be allocated among the Managers (or their respective Manager Designees) as follows: (i) TPG will be entitled to 57.60%; (ii) TPG Growth will be entitled to 1.07%; (iii) CPPIB will be entitled to 28.80%; and (iv) LGP will be entitled to 12.53%; provided that such allocation shall be adjusted proportionately to reflect any transfers of Company Shares (as defined in the Shareholders’ Agreement) of Parent owned by investment funds affiliated with a Manager and/or entities controlled by affiliates of such Manager following the date hereof (such Manager, a “Transferring Manager”), other than (x) transfers to affiliates of such Transferring Manager permitted pursuant to Section 4.2 of the Shareholders’ Agreement or (y) pro rata transfers by the investment funds affiliated with each of the Managers and the entities controlled by affiliates of such Managers (such allocation, as adjusted from time to time, the “Relative Interests”); and provided, further, that any Company Shares transferred by TPG Iceberg Co-Invest LLC shall be allocated between TPG and CPPIB pro rata in accordance with their respective Proportionate Shares (as defined in the Shareholders’ Agreement).

(e) The Companies shall be entitled to deduct and withhold from the amounts otherwise payable hereunder such amounts as are required to be deducted and withheld under applicable law. Any amounts so withheld or deducted shall be treated for the purposes of this Agreement as paid to the Manager in respect of which such withholding or deduction was made.

3. Deferral. Any fee (or portion thereof) that would have been payable to the Managers (or their respective Manager Designees) pursuant to Section 2 above absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until December 31, 2020; provided that this Agreement shall be automatically extended each December 31 for an additional year unless TPG provides written notice of its desire not to automatically extend the term of this Agreement to the other parties hereto at least ninety (90) days prior to such December 31; provided, further, that this Agreement (x) may be terminated at any time by TPG, (y) shall terminate automatically immediately prior to the earlier of (i) the consummation by any of the Companies, one or more of their subsidiaries or any of their successors of an IPO (an “IPO”), as such term is defined in the Shareholders’ Agreement, or (ii) a transfer or issuance of equity securities of any of the Companies (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of any of the Companies (any such sale transaction, a “Sale”), in each case, unless otherwise agreed by TPG and (z) shall immediately terminate with respect to any Manager upon the disposition of all Company Shares held by such Manager and such Manager’s affiliates. For the avoidance of doubt, termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Companies will pay the Managers (or their respective Manager Designees) (i) all unpaid Transaction Fees (pursuant to Section 2(a) above), Covered Costs (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (ii) the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Monitoring Fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination. The amounts described in clause (ii) above shall be divided among the Managers in accordance with the Managers’ Relative Interests, as of such date of termination. In the event of an IPO or Sale that, in either case, includes non-cash consideration, each Manager may elect for it or its Manager Designees to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price. All of Section 4 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination.

5. Expenses; Indemnification.

(a) Expenses. The Companies, jointly and severally, will pay to the Managers (or their respective Manager Designees) on demand all Reimbursable Expenses whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred from and after the consummation of the Merger relating to the services provided by the Managers or their respective Manager Designees to the Companies or any of their affiliates from time to time (including, without limitation, all travel related expenses), (ii) all out-of-pocket legal expenses incurred by any Managers, their respective affiliates or their respective Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments, and (iii) all expenses incurred by the Managers, their respective affiliates or their respective Manager Designees on behalf of the Companies, including in connection with their management and operations, whether incurred prior to or following the date of this Agreement.

(b) Indemnity and Liability. The Companies, jointly and severally, will indemnify, exonerate and hold the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and any of the Companies or involving a third party claim against the relevant Indemnitee) arising out of, or in any way relating to (i) this Agreement, the Merger Agreement, any transaction to which any of the Companies is a party or any other circumstances with respect to any of the Companies or (ii) operations of, or services provided by any of the Managers or the Manager Designees to, the Companies, or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Companies hereby agree that they are the indemnitors of first resort under this Agreement and under any other applicable indemnification agreement (i.e., their obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of any Manager (or any affiliate thereof other than a Company) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary), and (ii) if any Manager (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) such Manager (or such affiliate, as the case may be) shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Companies shall fully indemnify, reimburse and hold harmless such Manager (or such other affiliate) for all such payments actually made by such Manager (or such other affiliate) and irrevocably waive, relinquish and release the Managers for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Managers nor any of their respective Manager Designees makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers or the Manager Designees hereunder. In no event will any Manager, its Manager Designees or related Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager or its Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Managers, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Managers, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand and each Manager and Manager Designee (or one or more of its respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Managers, the Manager Designees or their respective Indemnitees. Except as a Manager or Manager Designee may otherwise agree in writing after the date hereof:

(i) Such Manager or Manager Designee and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that such Manager or Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to third parties, (D) not to communicate or present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person and (E) to take any other action permitted pursuant to Section 7.4 of the Shareholders’ Agreement or Article 11 of the amended and restated certificate of incorporation of Parent.

(ii) Such Manager, Manager Designee and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require such Manager, Manager Designee or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in this Section 6(a), none of the Managers, the Manager Designees nor any of their respective Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c) Limitation of Liability. In no event will any Manager, its Manager Designees or any of its related Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, before or after termination of this Agreement, including without limitation the services to be provided by the Managers or the Manager Designees hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct of such Manager or its Manager Designees or in excess of the fees received by the applicable Manager or Manager Designee hereunder.

7. Assignment, etc. Except as provided below, and without limiting the Managers’ rights to have payments owing to it under this Agreement to be paid to its Manager Designees or other affiliates, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) any Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager will relinquish its rights to fees under Section 2 and reimbursement of expenses under Section 2(a) and Section 5(a) and be released from all of its obligations hereunder (other than any liabilities not limited by Section 6(c)) and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective without the express written consent of the Companies and TPG; provided that any such amendment or waiver that would be disproportionately adverse to any Manager relative to the other Managers shall require the prior written consent of such Manager; and provided, further, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by such Manager, such waived portion will revert to the Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies (with a copy, which will not constitute notice, to each Manager), to:

c/o IMS Health Incorporated
901 Main Avenue
Norwalk, Connecticut 06851
Attention: General Counsel
Facsimile: (203) 845-5302
Email: Hashman@imshealth.com

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
One International Place

Boston, Massachusetts 02110
Attention:	Alfred O. Rose
Amanda McGrady Morrison
Facsimile: (617) 951-7050
Email: alfred.rose@ropesgray.com
amanda.morrison@ropesgray.com

If to TPG, to:

TPG Capital, L.P.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention: General Counsel
Telephone: (817) 871-4000
Facsimile: (817) 871-4088
Email: cbode@tpg.com

with a copy (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	Michael A. Gerstenzang
Elizabeth Lenas
Telephone: (212) 225-2000
Facsimile: (212) 225-3999
Email: mgerstenzang@cgsh.com
elenas@cgsh.com

If to TPG Growth, to:

TPG Growth, LLC
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention: General Counsel
Telephone: (817) 871-4000
Facsimile: (817) 871-4088
Email: cbode@tpg.com

with a copy (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	Michael A. Gerstenzang
Elizabeth Lenas

Telephone: (212) 225-2000
Facsimile:(212) 225-3999
Email:	mgerstenzang@cgsh.com
elenas@cgsh.com

If to CPPIB, to:

CPP Investment Board Private Holdings Inc.
One Queen Street East
Suite 2700, P.O. Box 101
Toronto Ontario M5C 2W5
Attention: Andre Bourbonnais
Telephone: (416) 868-5003
Facsimile: (416) 868-8684
Email: abourbonnais@cppib.ca

with a copy (which will not constitute notice) to:

Torys LLP
237 Park Avenue
New York, NY 10017
Attention: Darren Baccus
Telephone: (212) 880-6116
Facsimile: (212) 682-0200

If to LGP to:

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard Suite 2000
Los Angeles, CA 90025
Attention: John Baumer
Telephone: (310) 954-0416
Facsimile: (310) 954-0404
E-mail: baumer@leonardgreen.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Howard Sobel
Telephone: (212) 906-1200
Facsimile: (212) 751-4864
E-mail: howard.sobel@lw.com

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

Healthcare Technology Holdings, Inc.

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

Healthcare Technology Intermediate, Inc.

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

Healthcare Technology Intermediate Holdings, Inc.

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

Healthcare Technology Acquisition, Inc.

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

Management Services Agreement

TPG Capital, L.P.

By:	Tarrant Capital, LLC its General Partner

	By:	/s/ Clive D. Bode
		Name:	Clive D. Bode
		Title:	Vice President

TPG Growth, LLC

	By:	/s/ Clive D. Bode
		Name:	Clive D. Bode
		Title:	Vice President

Management Services Agreement

CPP Investment Board Private Holdings Inc.

By:	/s/ André Bourbonnais
	Name:	André Bourbonnais
	Title:	Authorized Signatory

By:	/s/ Mark Wiseman
	Name:	Mark Wiseman
	Title:	Authorized Signatory

Management Services Agreement

Leonard Green & Partners, L.P.

By:	/s/ Leonard Green & Partners, L.P.

Management Services Agreement

Schedule 1

Wire Transfer Instructions for TPG: [            ]

Wire Transfer Instructions for TPG Growth: [            ]

Wire Transfer Instructions for CPPIB: [            ]

Wire Transfer Instructions for LGP: [            ]

Management Services Agreement